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                                                            Exhibit 8


                                                  September  *, 1999


Oxford Health Plans, Inc.,
  800 Connecticut Avenue,
    Norwalk, Connecticut 06854.


Ladies and Gentlemen:

We have acted as your counsel in connection with the registration under the Securities Act of 1933 (the "Act") of 277,629.157 shares of Series D Cumulative Preferred Stock, without par value, of Oxford Health Plans, Inc., a Delaware corporation (the "Company"), 132,808.069 shares of Series E Preferred Stock, without par value, of the Company, 15,800,000 Series A Warrants of the Company, 6,730,000 Series B Warrants of the Company and 22,530,000 shares of common stock, par value $.01 per share, of the Company. We hereby confirm to you that our opinion is as set forth under the caption "Material United States Federal Income Tax Consequences" in the prospectus, dated September *, 1999 (the "Prospectus"), included in the related Registration Statement on Form S-3, as amended, that you filed with the Securities and Exchange Commission (the "Registration Statement").

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Material United States Federal Income Tax Consequences." In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                                  Very truly yours,